Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated June 23, 2008

Foreign Exchange Strategies
12 Month 98% Principal Protected Asian FX Bull Note
Final Terms:                    23-Jun-08

Summary
*12 month 98% Principal Protected Note, Indexed to a Basket of Asian Currencies vs. USD
*Principal Increases as the Basket of Asian Currencies strengthens versus the USD
MTN Terms

Issuer:	Eksportfinans ASA

Type:	US MTN

Trade Date:	23-Jun-08

Settlement Date:	8-Jul-08

Determination Date:	1-Jul-09

Maturity Date:	15-Jul-09

Principal Amount:	$10,925,000

Minimum Piece / Increment:	USD 1,000

Issue Price:	100.00%

We may decide to sell additional notes after the trade date but prior to the settlement date at an issue price (and underwriting discount and net proceeds) that differs from the original issue price.

Underwriting fees:	0.25%

Net Proceeds:	99.75%

Threshold Performance:	2.00%

Redemption Amount	If Basket Performance is 2% or greater: 107.5%

at Maturity:	If Basket Performance is less than 2% then: 98%

The Calculation Agent will determine the Redemption Amount per $1,000 principal amount of Notes.

Basket Currency:	Composed of Forward FX Rates

+1/3 Chinese Renminbi (CNY) +1/3 Malaysian Ringgit (MYR) +1/3 Singapore Dollar (SGD)

Basket Performance:	+1/3 x (CNY Initial / CNY Final) + 1/3 x (MYR Initial / MYR Final) + 1/3 x (SGD Initial / SGD Final) -1

CCY Initial:	Forward FX exchange rates taken on Trade Date. For all currencies, fx rate convention is CCY per USD.

CNY/USD = 6.4260 MYR/USD = 3.2315 SGD/USD = 1.3470

CCY Final	Spot FX Exchange Rate between each Basket Currency expressed as the amount of such Basket Currency per one USD for customary settlement in the spot fx market as determined on the Determination Date by the Calculation Agent in its sole discretion:

CNY/USD = “CNY SAEC” or “CNY01”: The Chinese renminbi/US dollar official fixing rate, expressed as the amount of Chinese Renminbi per one US dollar, for settlement in two Business Days reported by the People’s Bank of China, Beijing, which appears on the Reuters page “SAEC” opposite the symbol “USDCNY=” at approx. 9:15 am, Beijing time.

MYR/USD = “MYR ABS” or “MYR01”: The Malaysian ringgit/US dollar spot rate at 11:00 am, Singapore time, expressed as the amount of Malaysian ringgit per one US dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore, which appears on the Telerate Page 50157 to the right of the caption “Spot” under the column “MYR” at approx. 11:30 am, Singapore time.

SGD/USD = The Singapore dollar/US dollar spot rate at 11:00 am, Singapore time, expressed as the amount of Singapore Dollar per one US dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore which appears on the Reuters Page ABSIRFIX01 to the right of the caption “Spot” under the column “SGD:” at approx. 11:30 am, Singapore time.

Principal Protection:	This security is 98% Principal Protected at Maturity

Currency Business Day (Trading Day):	Any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in Beijing (CNY), Kuala Lumpur and Singapore (MYR) and Singapore (SGD).

Business Days:	New York

Business Day Convention:	Following

Listing:	None

Calculation Agent:	Goldman Sachs & Co.

CUSIP:	28264QJ54

ISIN:	US28264QJ544

Hypothetical Returns at Maturity, assuming a 2% basket performance threshold — Basket Performance recorded from Forward.

Hypothetical Basket Performance	Hypothetical Redemption Amount (as percentage of Principal Amount)
9.00%	107.50%
7.50%	107.50%
6.00%	107.50%
4.50%	107.50%
3.00%	107.50%

2.00%	107.50%

1.00%	98.00%

0.00%	98.00%

-1.50%	98.00%
-3.00%	98.00%
-4.50%	98.00%
-6.00%	98.00%
-7.50%	98.00%
-9.00%	98.00%
-10.50%	98.00%

Note: This Security is 98% Principal Protected at Maturity

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.